EXHIBIT 1

January 17, 2018

CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
Atidim Tower
36 Raoul Wallenberg Street
Tel Aviv 6136902
Israel

Gentlemen,

Pursuant to Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agrees that CLAL INSURANCE ENTERPRISES HOLDINGS LTD. (“Clal”) may file as necessary on behalf of the undersigned with the Securities and Exchange Commission a Schedule 13G or Schedule 13D and any amendments thereto in respect of shares of ORMAT TECHNOLOGIES, INC. purchased, owned or sold from time to time by the undersigned.

Clal is hereby authorized to file a copy of this letter as an exhibit to said Schedule 13D or Schedule 13G or any amendments thereto.

Very truly yours,

/s/ IDB DEVELOPMENT CORPORATION LTD.
IDB DEVELOPMENT CORPORATION LTD.

Agreed:

/s/ CLAL INSURANCE ENTERPRISES HOLDINGS LTD.
CLAL INSURANCE ENTERPRISES HOLDINGS LTD.